Exhibit 99.6

Exhibit 99.6

Summary of significant differences between UK GAAP and US GAAP

The audited fiscal years ended March 31, 2010 and 2009 financial statements of Femcare Group Ltd were prepared in accordance with accounting principles generally accepted in the United Kingdom (“UK GAAP”), which can differ in certain significant respects from accounting principles generally accepted in the United States of America (“US GAAP”).

A review of the accounting practices and policies of Femcare Group Ltd revealed that there were no significant adjustments necessary to the statements of operations, the balance sheets and the cash flow statements as of and for the years ended March 31, 2010 and 2009 that would be required if US GAAP were to be applied instead of UK GAAP, except for the treatment of the effect of amortizing identifiable intangible assets per U.S. Accounting Standard No. ASC 805 which resulted from the private equity purchase of Femcare in 2004.  Consistent with US GAAP, 100% of the Goodwill from the 2004 Femcare purchase was deemed to be identifiable intangible assets and was being amortized over a ten year period since 2004.

UTMD believes that, had Femcare been reporting financial performance under US GAAP rather than UK GAAP after the 2004 acquisition (prior to UTMD’s March 18, 2011 acquisition), the amounts classified as Goodwill by Femcare management at that time would have instead been classified as Identifiable Intangible Assets per U.S. Accounting Standard ASC 805, and would have been amortized at the same rate and amounts as those assets actually were amortized in the historical FY 2010 and FY 2009 Femcare financial statements where they were classified as Goodwill under UK GAAP.

Applying U.S. Accounting Standard ASC 805,

(i)	Adjustment to fiscal year (FY) Income Statements audited per UK GAAP

	FY 2010	FY 2009
Net Income as shown in the financial statements (UK GAAP):	(£ 3,922,245)	(£ 1,626,797)

Description of item having the effect of increasing reported income:
The UK effective income tax rate of 28% times the amortization of identifiable intangible assets for the 2010 and 2009 fiscal years period of £ 1,939,522, has the effect of reducing the reported loss each year by £ 543,066.

	FY 2010	FY 2009
Net Income according to US GAAP:	(£ 3,379,179)	(£ 1,083,731)

(ii)	Adjustment to Balance Sheets audited per UK GAAP

a)
Goodwill per US GAAP would have been booked related to the creation of a long term deferred tax liability (DTL) for the difference between a reduction in the reported income tax provision over the life of the amortized intangible assets (I/A) versus the fact that the amortization of I/A is not tax deductible.

b)	The balance of the DTL at fiscal year ends per US GAAP.
c)	Shareholder equity at fiscal year ends.

		As Reported Per UK GAAP		As Adjusted per US GAAP
		March 31,		March 31,
Assets		2010	2009	2010	2009
Goodwill	(a)	-0-	-0-	£5,434,160	£5,434,160	from creation of DTL
Total intangible assets		£7,758,094	£9,697,616	13,192,254	15,131,776

Long Term Liabilities
Deferred tax liability	(b)	-0-	-0-	2,172,266	2,719,332	from amortization of I/A
Total deferred taxes		(184,004)	(112,386)	1,988,262	2,606,946

Shareholder’s Equity
Retained earnings	(c)	(13,663,448)	(9,741,203)	(10,401,554)	(7,022,373)	from decrease in net loss
Total shareholders’ deficit		(13,379,543)	(9,457,298)	(10,117,649)	(6,738,468)

Rollforward of Retained Earnings

Years ended 31-March-2010 and 2009

	As Reported per UK GAAP	As Adjusted per US GAAP
Balance 31-Mar-2008	£(8,087,406)	£(5,911,642)

Shares issued	-	-
Shares sold	(27,000)	(27,000)
Net Income (Loss)	(1,626,797)	(1,083,731)
Balance 31-Mar-2009	(9,741,203)	(7,022,373)

Shares issued	-	-
Shares sold	-	-
Net Income (Loss)	(3,922,245)	(3,379,179)
Balance 31-March-2010	(13,663,448)	(10,401,552)